Exhibit 99.1
January 29, 2025

Bank of America Names Maria Martinez to Board of Directors

CHARLOTTE, NC – The Bank of America Corporation Board of Directors today appointed Maria Martinez as a director, effective immediately.

Maria Martinez, 67, was a senior executive at Cisco Systems, a global leader in networking and cybersecurity solutions, from 2018 to 2024. She most recently served as the Chief Operating Officer with oversight of Cisco’s Worldwide Operations, Customer Experience, Security & Trust, Supply Chain, and other functions. Previously, she was the Chief Customer Experience Officer at Cisco, where she oversaw the company’s Services and Customer Success organizations and led successful initiatives to enhance customer satisfaction and service delivery.	Maria Martinez

Ms. Martinez has more than four decades of experience in the technology and telecommunications industries including leadership positions at Salesforce Inc., Microsoft Corporation, Motorola Solutions and AT&T Bell Laboratories.

“Maria’s leadership experience at some of the largest technology companies in the world will be a valuable asset and provide additional perspective. I look forward to her joining our board,” said Brian Moynihan, chair and chief executive officer.

Martinez currently serves on the boards of Tyson Foods Inc. and McKesson Corp.  Martinez holds a Bachelor’s degree in electrical engineering from the University of Puerto Rico and a Master’s degree in computer engineering from Ohio State University.

“Maria has a tremendous record of achievement as a technology executive and experienced independent director.  I am confident she will make significant contributions, and we are happy to have her join our Board,” said Lionel Nowell III, lead independent director.

Bank of America

Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 69 million consumer and small business clients with 3,700 retail financial centers, approximately 15,000 ATMs (automated teller machines) and award-winning digital banking with approximately 58 million verified digital users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business households through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries. Bank of America Corporation stock is listed on the New York Stock Exchange (NYSE: BAC).

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Reporters may contact:

Jessica Oppenheim, Bank of America
Phone: 1.646.855.1600
jessica.oppenheim@bofa.com